Exhibit 10.7

TURTLE BEACH CORPORATION

AMENDED AND RESTATED

2023 STOCK-BASED INCENTIVE COMPENSATION PLAN
(as amended July 6, 2023)

DEFERRED STOCK AWARD AGREEMENT

This DEFERRED STOCK AWARD AGREEMENT (“Agreement”), dated as of __________, 20__ (the “Grant Date”), is by and between Turtle Beach Corporation, a Nevada corporation (the “Company”), and ___________ (the “Grantee”).

RECITALS

WHEREAS, the Company desires to afford the Grantee an opportunity to own Common Stock as hereinafter provided, in accordance with the provisions of the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan, as may be amended from time to time (the “Plan”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.
Grant of Deferred Stock. The Company hereby grants to the Grantee an Award of Deferred Stock, subject to the vesting and other terms and conditions of this Agreement and the Plan. Provided that the vesting conditions in Section 3 are satisfied, the Grantee will receive that number of shares of Common Stock, payable in accordance with Section 4, equal to $_______ for each month that the Grantee serves as __________ of the Company during the “Deferral Period” (as defined below), prorated for any partial month of service, and calculated on a monthly basis by using the 30-day average of the closing prices of shares of Common Stock as reported on the Nasdaq Global Market immediately prior to and including the last calendar day of the applicable month of service. If the calculation of Deferred Stock for an applicable month or partial month of service results in fractional shares of Common Stock, the number of shares of Common Stock for such applicable month or partial month shall be rounded down to the nearest whole share of Common Stock. For purposes hereof, the “Deferral Period” shall be the period of time between Grantee’s appointment as interim Chief Executive Officer of the Company and the termination of the Grantee’s appointment as interim Chief Executive Officer of the Company.
2.
Deferred Stock Account. For each month or partial month of service as interim Chief Executive Officer of the Company following the Grant Date during the Deferral Period, the number of shares calculated for such month or partial month pursuant to Section 1 above shall be credited to the Grantee’s account on the books of the Company, representing hypothetical shares of Common Stock, but not actual shares of stock. No shares of Common Stock subject to this

Award shall be issued to the Grantee at the Grant Date or at any time during the Deferral Period, and the Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company with respect to any shares of Common Stock subject to this Award or as recorded in the account unless and until the Deferred Stock becomes vested pursuant to Section 3 below and payable pursuant to Section 4 below.
3.
Vesting.
(a)
The Deferred Stock subject to this Award shall only become vested upon the Company’s termination of the Grantee’s service as interim Chief Executive Officer of the Company because a permanent replacement Chief Executive Officer of the Company is appointed. Subject to Section 3(b) below, upon a termination of the Grantee’s service as interim Chief Executive Officer of the Company for any reason by the Company other than because a permanent replacement Chief Executive Officer of the Company is appointed, or in the event of a termination of the Grantee’s service as interim Chief Executive Officer of the Company by the Grantee for any reason, in either case, the Deferred Stock subject to this Award shall automatically be forfeited by the Grantee for no consideration and without any further action by the Company whatsoever.
(b)
Notwithstanding Section 3(a) above, if the Grantee’s employment is terminated by the Company or any Subsidiary without Cause or if the Grantee resigns the Grantee’s employment for “Good Reason” (as defined in the Turtle Beach Corporation Amended and Restated Retention Plan, as may be amended from time to time), in any case, during the Deferral Period, the number of shares of Common Stock calculated pursuant to Section 1 above for the Grantee’s service as Chief Executive Officer of the Company during the Deferral Period shall vest upon such termination (with such termination date being the last day of the Deferral Period for purposes of this Award), and the Grantee will receive that number of shares of Common Stock, payable in accordance with Section 4 below.
4.
Payment.
(a)
Except as otherwise provided in this Section 4, if the Deferred Stock subject to this Award vest in accordance with Section 3 above, the Grantee shall be entitled to receive payment of the vested Deferred Stock in the amount of shares of Company Stock, as calculated pursuant to Section 1 above, within thirty (30) days following the last day of the Deferral Period.
(b)
The obligation of the Company to distribute shares of Common Stock shall be subject to the rights of the Company as set forth in the Plan and to all applicable laws, rules, regulations, and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 12 below.
5.
Change in Control. The provisions of the Plan applicable to a Change in Control shall apply to the Deferred Stock subject to this Award, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.
6.
Restrictions; Transferability of Deferred Stock. The Deferred Stock and any rights relating thereto are not assignable or transferable and the Deferred Stock shall not be alienated, pledged, or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Deferred Stock during the Deferral Period shall be wholly ineffective and, if any such attempt is made, the Deferred Stock shall be forfeited by the Grantee for no consideration and without any further action by the Company whatsoever.
7.
No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position with the Company or any Subsidiary. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment, or service as interim Chief Executive Officer of the Company at any time, with or without Cause.
8.
Plan Terms. The Deferred Stock covered by the Award is issued under the Plan and governed by its terms. Except as specifically set forth herein, in the event of any inconsistency in the Plan and this Agreement, the Plan’s terms control.
9.
Income Taxes; Withholding Taxes. The Grantee is solely responsible for the satisfaction of all taxes that may arise in connection with the Deferred Stock pursuant to this Agreement. At the time of taxation, the Company shall withhold shares of Common Stock in an amount equal to the federal (including FICA or applicable social tax obligation), state, local and foreign income and payroll taxes and other amounts as may be required by law to be withheld with respect to the Deferred Stock subject to this Award, not to exceed the maximum statutory rates.
10.
Governing Law. To the extent that Federal laws do not otherwise control, the validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of California, excluding any conflicts or choice of law rule or principle.
11.
Grant Subject to Applicable Laws and Company Policies. This Award of Deferred Stock shall also be subject to the Company’s stock ownership guidelines, any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time in accordance with applicable law. Notwithstanding anything in this Agreement to the contrary, the Plan, this Agreement, and the Deferred Stock awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify this Agreement and the Deferred Stock as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of this Award, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.
12.
Entire Agreement; Receipt of Documents. This Agreement and the Plan set forth the entire understanding of the parties hereto and supersede all prior agreements, arrangements, and communications, whether oral or written, pertaining to the subject matter hereof. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement, represents that he or she has read and understands the terms and provisions thereof, and accepts the Award subject to all the terms and conditions of the Plan and this Agreement.

13.
Counterparts. This Agreement may be executed and delivered in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement shall become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof. Any signature delivered by fax or in pdf format shall have the same force and effect as an original signature.
14.
Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person or entity other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
15.
Waiver. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
16.
Section 409A. This Award of Deferred Stock is intended to be exempt from or comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if the Deferred Stock constitutes “deferred compensation” under section 409A of the Code and the Deferred Stock becomes vested and settled upon the Grantee’s termination of employment, payment with respect to the Deferred Stock shall be delayed for a period of six months after the Grantee’s termination of employment if the Grantee is a “specified employee” as defined under section 409A of the Code (as determined by the Committee), if required pursuant to section 409A of the Code. If payment is delayed, the shares of Common Stock shall be distributed within 30 days of the date that is the six-month anniversary of the Grantee’s termination of employment. If the Grantee dies during the six-month delay, the shares of Common Stock shall be distributed in accordance with the Grantee’s will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, solely to the extent that the Deferred Stock constitutes “deferred compensation” under section 409A of the Code, payments made with respect to this Award of Deferred Stock may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. If the Deferred Stock constitutes “deferred compensation” under section 409A of the Code and payment is subject to the execution of a release of claims in favor of the Company and its Affiliates, and if payment with respect to the Deferred Stock that is subject to the execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, effective as of the Grant Date set forth above.

TURTLE BEACH CORPORATION

By: ____________________

Name:

Title:

By: ____________________

Grantee:

Date:

EXHIBIT A

[INSERT COPY OF PLAN]